Stitch Fix Adds Founder and CEO of Zendesk, Mikkel Svane, to Board of Directors
SAN FRANCISCO, Oct. 18, 2018 – Stitch Fix Inc. (NASDAQ: SFIX), the leading online personal styling service, announced that Mikkel Svane joined Stitch Fix's Board of Directors, effective October 16, 2018.
Mikkel Svane is the CEO, chairman and founder of Zendesk, a global company that builds software for customer service and engagement. He has driven the vision, culture, and growth of the company for the last 10 years. Under his leadership, Zendesk went public on the New York Stock Exchange in 2014 and currently helps more than 125,000 organizations in 160 countries and territories worldwide build the best customer experiences.
"I'm pleased to welcome Mikkel to our Board of Directors. Mikkel's vision for Zendesk has redefined expectations of what great customer service at scale can be, and made it both more human and more effective in the process," said Katrina Lake, founder and CEO of Stitch Fix. "At Stitch Fix, our client experience is what sets us apart, and I know Mikkel will be an important partner for us as we grow and serve more people, in more geographies. I'm also personally excited to have another founder on the Board, who shares my passion for reinventing industries by putting people first."
Svane is the seventh member of Stitch Fix's Board of Directors, which includes: Steve Anderson, founder of Baseline Ventures; Bill Gurley, general partner of Benchmark Capital; Marka Hansen, former president of Gap North America and Banana Republic; Kirsten Lynch, chief marketing officer and executive vice president at Vail Resorts, Inc.; Sharon McCollam, former CFO of Best Buy Co. Inc., and Stitch Fix founder and CEO, Katrina Lake.
"Stitch Fix is a very unique company delivering truly personalized customer experiences at a massive scale," said Mikkel Svane. "I'm a big admirer of Katrina and the company for defining an entirely new category and being a role model for the next generation of entrepreneurs. I'm excited and humbled to be part of their next phase of growth and hope to bring my experience building a fast-growing, customer-focused company to the Board."

About Stitch Fix, Inc.
Stitch Fix is reinventing the shopping experience by delivering one-to-one personalization to our clients, through the combination of data science and human judgment. Stitch Fix was founded in 2011 by founder and CEO, Katrina Lake. Since our founding, we've helped millions of men, women and kids discover and buy what they love through personalized shipments of apparel, shoes and accessories, hand-selected by Stitch Fix stylists and delivered to our clients' homes. For more information about Stitch Fix, please visit http://www.stitchfix.com.

Stitch Fix Contact:	Zendesk Contact:
Suzy Sammons	Matt Hicks
media@stitchfix.com	press@zendesk.com